Exhibit 10.1

AMENDMENT NO. 4 TO CREDIT AGREEMENT
This AMENDMENT NO. 4 TO CREDIT AGREEMENT ("Amendment") is dated as of February 19, 2016, and is entered into by and among PERFORMANT BUSINESS SERVICES, INC. (formerly known as DCS Business Services, Inc.), a Nevada corporation ("Borrower"), the Lenders (as defined in the Credit Agreement as hereafter defined) party hereto, and MADISON CAPITAL FUNDING LLC, as Agent for all Lenders.
W I T N E S S E T H:
WHEREAS, Borrower, Agent and the Lenders from time to time party thereto are parties to that certain Credit Agreement dated as of March 19, 2012 (as the same has been or may be from time to time amended, restated, supplemented or otherwise modified, the "Credit Agreement"; capitalized terms not otherwise defined herein have the definitions provided therefor in the Credit Agreement, as amended hereby); and
WHEREAS, Borrower, Agent and Required Lenders have agreed to amend the Credit Agreement in certain respects, in each case subject to the terms and conditions set forth herein;
NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Amendments to the Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 2 below, and in reliance on the representations and warranties set forth in Section 3 below, the Credit Agreement is hereby amended as follows:
(a)    Section 1.1 of the Credit Agreement is amended by inserting new defined terms "Cash Reserve Account", "Cash Reserve Account Release Date", "Fourth Amendment Closing Date", "June 30, 2017 Compliance Date" and "Permitted DOE Addbacks" in their appropriate alphabetical order therein as follows:
Cash Reserve Account means the deposit account established in the name of Borrower at Wells Fargo Bank, National Association after February 1, 2016 (or such other deposit account as may be approved in writing by Agent following the Fourth Amendment Closing Date in its sole discretion as the Cash Reserve Account) for purposes of Section 6.11 of this Agreement.
Cash Reserve Account Release Date means the date upon which either (x) all funds in the Cash Reserve Account are received by Agent for application to the Term Loans in accordance with the terms of Section 6.11, or (y) Agent and Required Lenders consent to the release of all of the funds in the Cash Reserve Account to Borrower or another Loan Party pursuant to Section 6.11.
Fourth Amendment Closing Date means February 19, 2016.

June 2017 Compliance Date means the date (if any) upon which the Borrower delivers to Agent financial statements in respect of the Fiscal Quarter ending June 30, 2017 pursuant to Section 6.1.2 together with a Compliance Certificate in respect of such period pursuant to Section 6.1.3 that demonstrates compliance with each of the financial ratios and restrictions set forth in Sections 7.14.2, 7.14.4, 7.14.5 and 7.14.6 for such period and certifies that no other Default or Event of Default has occurred and is continuing as of the date of delivery of such Compliance Certificate.
Permitted DOE Addbacks means, in respect of any fiscal month commencing with the first fiscal month in respect of which Borrower elects (subject to the requirements set forth below) to add amounts set forth and in accordance with the below to Consolidated Net Income for purposes of the calculation of EBITDA, direct costs of the Loan Parties incurred following the Fourth Amendment Closing Date in connection with the start up of a new Department of Education contract that may be entered into by one or more of the Loan Parties with the Department of Education following the Fourth Amendment Closing Date (to the extent in any month in excess of the revenue of the Loan Parties received under such contract during such month) that are incurred in connection with the Loan Parties' work as a prime contractor under such contract (excluding any overhead or shared cost allocations that are not directly related to such contract) that (x) are accompanied by supporting detail provided to Agent and are subject to the review and reasonable approval of Agent, (y) are in an amount not in excess of $1,400,000 in any calendar month, and (z) are incurred in the 9 consecutive month period commencing on the first day of the first fiscal month in respect of which Borrower elects to add Permitted DOE Addbacks to Consolidated Net Income for purposes of the calculation of EBITDA.
(b)    Section 1.1 of the Credit Agreement is amended by deleting the definition of the term "December 2016 Compliance Date" therefrom in its entirety.
(c)    Section 1.1 of the Credit Agreement is amended by amending and restating the definition of the term "Adjusted Cash" set forth therein in its entirety as follows:
Adjusted Cash means, as of any date of determination, the sum of (i) cash and Cash Equivalents of Borrower and its Subsidiaries that are Guarantors maintained in bank accounts (including, for the avoidance of doubt, the Cash Reserve Account) that are subject to a tri-party control agreement satisfactory to Agent in favor of Agent, minus (ii) the Revolving Outstandings as of such date of determination.
(d)    Section 1.1 of the Credit Agreement is amended by amending and restating the definition of the term "Applicable Margin" set forth therein in its entirety as follows:
Applicable Margin means the applicable rate per annum set forth below:

Revolving Loans and Term A Loan		Term B Loan
Base Rate	LIBOR Rate	Base Rate	LIBOR Rate
5.75%	6.75%	6.25%	7.25%

With respect to the Incremental Term Loans funded after the Fourth Amendment Closing Date, a percent per annum set forth in the applicable Incremental Amendment.
(e)    Section 1.1 of the Credit Agreement is amended by amending the definition of the term "EBITDA" set forth therein by (i)  deleting the "and" following clause (xviii) thereof, (ii) replacing the "." at the end of clause (xix) thereof with ", and", and (iii) inserting new clause (xx) and (xxi) immediately after clause (xix) thereof as follows:
(xx) costs, fees or expenses incurred in connection with the Amendment No. 4 to Credit Agreement dated as of the Fourth Amendment Closing Date , and (xxi) Permitted DOE Addbacks.
(f)    Section 1.1 of the Credit Agreement is amended by amending and restating the definition of the term "Required Adjusted Cash Amount" in its entirety as follows:
Required Adjusted Cash Amount means, at all times from and after the Fourth Amendment Closing Date until September 30, 2016, $10,000,000.
(g)    Section 1.1 of the Credit Agreement is amended by amending and restating the definition of the term "Total Debt to EBITDA Ratio" set forth therein in its entirety as follows:
Total Debt to EBITDA Ratio means as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day (minus, solely as of the last day of Fiscal Quarters ending prior to the Cash Reserve Account Release Date (but in no event in respect of any Fiscal Quarter ending after June 30, 2017), the lesser of (x) $7,500,000 and (y) the amount of cash on deposit in the Cash Reserve Account) to (b) Adjusted EBITDA for the Computation Period ending on such day.
(h)    Section 6.1.3 of the Credit Agreement is amended by replacing the reference to "(provided that Compliance Certificates shall also be required to be delivered contemporaneously with each set of financial statements pursuant to Section 6.1.2 for months that do not correspond to the last month of a Fiscal Quarter with respect to the financial statements for all months ending from November 30, 2014 through and including December 31, 2016)" set forth therein with a reference to "(provided that Compliance Certificates shall also be required to be delivered contemporaneously with each set of financial statements pursuant to Section 6.1.2 for months that do not correspond to the last month of a Fiscal Quarter with respect to the financial statements for all months ending from November 30, 2014 through and including June 30, 2016)".

(i)    Section 6.10 of the Credit Agreement is amended and restated in its entirety as follows:
6.10.    Maintenance of Minimum Cash Balance.
At all times (other than a period of not more than three consecutive Business Days) until September 30, 2016, Borrower and its Subsidiaries that are Guarantors shall maintain Adjusted Cash equal to at least the then applicable Required Adjusted Cash Amount; provided, however, that the three (3) Business Day cure period set forth above may not be utilized by Borrower more than two (2) times in any Fiscal Quarter. Borrower shall certify to Agent that it has been in compliance with this covenant at all times during the relevant period with each set of financial statements delivered by Borrower pursuant to Section 6.1.2 with respect to periods ending on or prior to September 30, 2016, and shall provide certification and, to the extent requested by Agent, calculations and evidence demonstrating the same, of compliance with this covenant at such additional times that Agent may request such calculations in its discretion.
(j)    A new Section 6.11 is inserted at the end of Article 6 of the Credit Agreement as follows:
6.11.    Cash Reserve Account.
At all times from the Fourth Amendment Closing Date until the Cash Reserve Account Release Date, Borrower shall maintain on deposit at least $7,500,000 in immediately available funds in the Cash Reserve Account, shall at all times prior to the Cash Reserve Account Release Date maintain the Cash Reserve Account and not use the Cash Reserve Account for any purpose other than holding the funds described above, and shall at all times until the Cash Reserve Account Release Date cause the Cash Reserve Account to be subject to a deposit account control agreement among Borrower, Agent and the depositary bank at which the Cash Reserve Account is established pursuant to which the Cash Reserve Account is under the sole dominion and control of Agent. Absent the consent of Agent and Required Lenders to the contrary following the Fourth Amendment Closing Date (which may be given or withheld in their sole discretion), upon the earlier of (x) September 30, 2016 (or such later date not more than thirty (30) days thereafter as may be agreed by Agent in its sole discretion) and (y) the occurrence and continuation of an Event of Default on or after the Fourth Amendment Closing Date (or Agent or Borrower acquiring knowledge following the Fourth Amendment Closing Date of any Event of Default that was in existence on or prior to the Fourth Amendment Closing Date), Borrower authorizes Agent to direct the depository bank at which the Cash Reserve Account is established to remit all funds therein to Agent (and shall take any action that may be requested by Agent (including issuing its own direction to depository bank to remit such funds to Agent) in order to cause such funds to be remitted to Agent) for application to the Term Loans as a voluntary prepayment thereof, to be applied (i) pro rata to the then outstanding principal amount of the Term A Loans and Term B Loans, and (ii) as to the amounts applied to the Term A Loans and Term B Loans, be applied to the scheduled installments thereof in the inverse order of maturity (provided, for the avoidance of doubt, that if Agent receives the funds from the Cash Reserve Account following the occurrence of an Acceleration Event, such funds shall instead be applied in accordance with Section 2.12.2(b)). If, in connection with the award of a Department of Education Contract to a Loan Party, or otherwise, Agent and Required Lenders agree in their sole discretion following the Fourth Amendment Closing Date that all or a portion of the funds then on deposit in the Cash Reserve Account may be released to the Borrower, then Agent shall direct the depositary bank in respect of the Cash Reserve Account to remit such funds to the Borrower or another Loan Party at a deposit account mutually agreed by Agent and Borrower (and, to the extent that Agent and Required Lenders agree in their sole discretion that all funds may be released to the Borrower, following the release of all funds therefrom Agent shall authorize the termination of the deposit account control agreement in respect of the Cash Reserve Account and concurrently therewith Borrower shall cause the Cash Reserve Account to be closed).
(k)    Section 7.5(a) of the Credit Agreement is amended by replacing the reference to "December 2016 Compliance Date" set forth therein with a reference to "June 2017 Compliance Date".
(l)    Section 7.14.1 of the Credit Agreement is amended and restated in its entirety as follows:
7.14.1.    Fixed Charge Coverage Ratio.
Not permit the Fixed Charge Coverage Ratio as calculated on the last day of the Computation Period ending September 30, 2017 and the last day of each Computation Period ending thereafter, to be less than 1.20:1.0.
(m)    Section 7.14.2. of the Credit Agreement is amended and restated in its entirety as follows:
7.14.2    Total Debt to EBITDA Ratio.
Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Total Debt to EBITDA Ratio
December 31, 2015	5.00:1.0
March 31, 2016, June 30, 2016, September 30, 2016 December 31, 2016, March 31, 2017 and June 30, 2017	4.75:1.0
September 30, 2017 and each Computation Period ending thereafter	3.25:1.0
(n)    Section 7.14.3 of the Credit Agreement is amended by amending and restating clause (d) thereof in its entirety as follows:
(d)    Notwithstanding anything to the contrary set forth in this Agreement, Borrower may not utilize the equity cure right set forth in this Section 7.14.3 with respect to any Computation Period ending prior to the Computation Period ending December 31, 2017.
(o)    Section 7.14.4 of the Credit Agreement is amended and restated in its entirety as follows:
7.14.4.    Interest Coverage Ratio.
Not permit the Interest Coverage Ratio for any Computation Period set forth below to be less than the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Interest Coverage Ratio
December 31, 2015	2.25:1.0
March 31, 2016, June 30, 2016 and September 30, 2016	2.50:1.0
December 31, 2016	2.00:1.0
March 31, 2017 and June 30, 2017	1.75:1.0

(p)    Section 7.14.5. of the Credit Agreement is amended by replacing the reference to "through and including the month ending on December 31, 2016" set forth therein with a reference to "through and including the month ending on June 30, 2016".
(q)    Section 7.14.6. of the Credit Agreement is amended and restated in its entirety as follows:
7.14.6    Capital Expenditures.
Not permit the aggregate amount of all Capital Expenditures made by Holdings and its Subsidiaries in the Fiscal Year ending December 31, 2015 to exceed $12,500,000, and not permit the aggregate amount of all Capital Expenditures made by Holdings and its Subsidiaries in the Fiscal Year ending December 31, 2016 and in the Fiscal Year ending December 31, 2017 to exceed $8,000,000.
(r)    Section 8.1.4 of the Credit Agreement is amended by inserting a reference to ", 6.11" immediately following the reference to "6.10" and prior to the reference to "and Section 7" set forth therein.
2.    Conditions to Effectiveness of Amendment. The effectiveness of this Amendment is subject to satisfaction of the following conditions precedent:
(a)    Agent shall have received a copy of this Amendment (including the Consent and Reaffirmation attached hereto), executed by Borrower, each Loan Party and Required Lenders;
(b)    No Default or Event of Default shall have occurred and be continuing as of the date of this Amendment;
(c)    On a date following February 12, 2016, Borrower shall have made (and Agent shall have received in immediately available funds) a voluntary prepayment of the Term Loans in an amount equal to $22,500,000, which $22,500,000 voluntary prepayment of the Term Loans shall (i) be applied pro rata to the then outstanding principal amount of the Term A Loans and Term B Loans, and (ii) as to the amounts applied to the Term A Loans and Term B Loans, be applied to the scheduled installments thereof in the inverse order of maturity;
(d)    Agent shall have received the Amendment Fee (as defined below) for the benefit of the applicable Lenders, and Borrower shall have paid all other fees and expenses (including fees and expenses of counsel to the extent invoiced) of Agent due and payable as of the date hereof in connection with this Amendment, the Credit Agreement and the other Loan Documents; and
(e)    Agent shall have received evidence satisfactory to Agent that the Cash Reserve Account has been established by Borrower and has been funded with $7,500,000 in immediately available funds, and Borrower, Agent and Wells Fargo Bank, National Association shall (unless Agent shall agree in writing in its sole discretion in a post-closing letter executed between Borrower and Agent prior to the effectiveness of this Amendment that such requirement shall be satisfied by Borrower on a post-closing basis on terms acceptable to Agent, which would include that failure to obtain such deposit account control agreement within the time period agreed therein (as such period may be extended by Agent in its sole discretion) would constitute an Event of Default) that such deposit account control agreement may be obtained following the effectiveness of this Amendment) have entered into a deposit account control agreement in form and substance satisfactory to Agent granting Agent sole dominion and control over the Cash Reserve Account.

3.    Representations and Warranties. To induce Agent and the Required Lenders to enter into this Amendment, Borrower represents and warrants to Agent and Lenders that:
(a)    the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of Borrower and each other Loan Party and that this Amendment has been duly executed and delivered by Borrower and each other Loan Party;
(b)    this Amendment and the Borrower's obligations under the Credit Agreement as amended hereby constitute the legal, valid and binding obligation of Borrower and are enforceable against Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditor's rights generally and to general principles of equity;
(c)    the execution and delivery by Borrower and the other Loan Parties of this Amendment does not require the consent or approval of any Person, except such consents and approvals as have been obtained;
(d)    after giving effect to this Amendment, the representations and warranties of Borrower and each other Loan Party set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects with the same effect as if made on the date hereof (except to the extent such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date);
(e)    no Default or Event of Default has occurred and is continuing; and
(f)    Borrower has established the Cash Reserve Account as a new deposit account of the Borrower that is not used for any purposes other than as set forth in Section 6.11 of the Credit Agreement (as amended hereby), and has funded the Cash Reserve Account with $7,500,000 in immediately available funds on or prior to the date hereof.
4.    Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.
5.    References. Any reference to the Credit Agreement contained in any document, instrument or Credit Agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.
6.    Amendment Fee. In consideration of the agreements set forth herein, upon the effectiveness of this Amendment in accordance with, and subject to all of the conditions specified in Section 2 hereof (other than Section 2(d)), Borrower agrees to pay to Agent, for the ratable benefit of the respective Lenders that executed and sent signature pages to this Amendment to the Agent (including pages that were delivered in escrow) on or before 5:00

p.m. (Chicago time) on February 18, 2016 (such Lenders, the "Consenting Lenders"), an amendment fee equal to 0.25% of the sum of the Revolving Loan Commitments and outstanding principal amount of the Term Loans of the Consenting Lenders as of the date hereof (after giving effect to the $22,500,000 prepayment of the Term Loans to be made by Borrower on the date hereof pursuant to Section 2(c) above).
7.    Counterparts; Electronic Transmission. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Facsimile signatures and other electronic signatures shall also constitute originals.
8.    Release.
(a)    In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Borrower and each other Loan Party (by such other Loan Party's execution and delivery of the attached Consent and Reaffirmation), on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, Borrower or such Loan Party or any of their successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.
(b)    Each of Borrower and each other Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(c)    Each of Borrower and each other Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth herein.
9.    Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and each of the other Loan Documents are ratified and confirmed and shall continue in full force and effect.
10.    For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Amendment, the Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) the Credit Agreement as not qualifying as a "grandfathered obligation" within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
11.    Governing Law. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

PERFORMANT BUSINESS SERVICES, INC. (formerly known as DCS Business Services, Inc.) By: /s/ Hakan Orvell Name: Hakan Orvell Title: CFO

Signature Page to Amendment No. 4 to Credit Agreement

MADISON CAPITAL FUNDING LLC, as Agent and a Lender By: /s/ Craig Dugan Name:Craig Dugan Title:VP

Signature Page to Amendment No. 4 to Credit Agreement

Amalgamated Bank, as a Lender By: /s/ Melony Heh Name: Melony Heh Title: Vice President

Signature Page to Amendment No. 4 to Credit Agreement

AUDAX CREDIT OPPORTUNITIES (SBA), LLC., as a Lender By: /s/ Michael P. McGonigle Name: Michael P. McGonigle Title: Authorized Signatory

AUDAX CREDIT OPPORTUNITIES OFFSHORE LTD., as a Lender By: /s/ Michael P. McGonigle Name: Michael P. McGonigle Title: Authorized Signatory

AUDAX SENIOR DEBT (WCTPT) SPV, LLC, as a Lender By: /s/ Michael P. McGonigle Name: Michael P. McGonigle Title: Authorized Signatory

A CMFG LIFE INSURANCE COMPANY, as a Lender Audax Management Company (NY), LLC, its subadviser, By: /s/ Michael P. McGonigle Name: Michael P. McGonigle Title: Authorized Signatory

Signature Page to Amendment No. 4 to Credit Agreement

MC Funding, Ltd By: Monroe Capital Management, LLC, as Collateral Manager By: /s/ Jeffrey Willians Name: Jeffrey Willians Title: Director

Signature Page to Amendment No. 4 to Credit Agreement

PENNANTPARK FLOATING RATE FUNDING I, LLC, as a Lender PennantPark Floating Rate Capital Ltd., as Designated Manager By: /s/ Arthur H. Penn Name:Arthur H. Penn Title: Chief Executive Officer

Signature Page to Amendment No. 4 to Credit Agreement

BancAlliance Inc. By: AP Commercial LLC, its attorney-in-fact, as a Lender By: /s/ John Gray Name: John Gray Title: Executive Vice President

Signature Page to Amendment No. 4 to Credit Agreement

NEWSTAR COMMERCIAL LOAN FUNDING 2012-2 LLC, as a Lender By: NewStar Financial, Inc., its Designated Manager By: /s/ Andres Alev Name Andres Alev Title: Director

NEWSTAR COMMERCIAL LOAN FUNDING 2014-1 LLC, as a Lender By: NewStar Financial, Inc., its Designated Manager By: /s/ Andres Alev Name Andres Alev Title: Director

Signature Page to Amendment No. 4 to Credit Agreement

MCF CLO IV LLC as a Lender By: MCF Capital Management LLC, as collateral manager By: /s/ Ashish Shah Name: Ashish Shah Title: Director

Signature Page to Amendment No. 4 to Credit Agreement

MCF CLO II LLC as a Lender By: MCF Capital Management LLC, as collateral manager By: /s/ Ashish Shah Name: Ashish Shah Title: Director

Signature Page to Amendment No. 4 to Credit Agreement

MCF CLO I LLC, as a Lender By: MCF Capital Management LLC, as collateral manager By: /s/ Ashish Shah Name: Ashish Shah Title: Director

Signature Page to Amendment No. 4 to Credit Agreement

ING CAPITAL LLC, as a Lender By: /s/ Marilyn Densel Fulton Name Marilyn Densel Fulton Title: Managing Director By: /s/ Naresh Purohit Name Naresh Purohit Title: Vice President

Signature Page to Amendment No. 4 to Credit Agreement

Saratoga Investment Corp CLO 2013-1, Ltd., as a Lender By: /s/ Pavel Antonov Name: Pavel Antonov Title: Attorney In Fact

Signature Page to Amendment No. 4 to Credit Agreement

FTP Credit Holdings LLC, as a Lender By: /s/ Steve McLaughlin Name Steve McLaughlin Title: President and Secretary

Signature Page to Amendment No. 4 to Credit Agreement

CONSENT AND REAFFIRMATION
Each of Performant Financial Corporation, Performant Recovery, Inc. (formerly known as Diversified Collection Services, Inc.) and Performant Technologies, Inc. (formerly known as Vista Financial, Inc.) (collectively, the "Companies") hereby (i) acknowledges receipt of a copy of the foregoing Amendment No. 4 to Credit Agreement dated as of February 19, 2016 (the "Amendment"); (ii) consents to Borrower's execution and delivery of the Amendment and the consummation of the transactions contemplated thereby; (iii) agrees to be bound by the Amendment (including by Section 8 of the Amendment); (iv) affirms that nothing contained in the Amendment shall modify in any respect whatsoever any Loan Document to which it is a party; and (v) reaffirms that such Loan Documents shall continue to remain in full force and effect and that its guaranty of the Obligations and grant of security interests in its assets to secure such guaranty of the Obligations shall remain in effect in all respects. Although the Companies have been informed of the matters set forth herein and has acknowledged and agreed to same, each of the Companies understands that Agent and Lenders have no obligation to inform either Company of such matters in the future or to seek acknowledgment of either Company or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.
IN WITNESS WHEREOF, the parties hereto have caused this Consent and Reaffirmation to be duly executed under seal and delivered by their respective duly authorized officers on and as of the date of the Amendment.
[Signature Page Follows]

PERFORMANT FINANCIAL CORPORATION By: /s/ Hakan Orvell Name: Hakan Orvell Title: CFO

PERFORMANT RECOVERY, INC. (formerly known as Diversified Collection Services, Inc.) By: /s/ Hakan Orvell Name: Hakan Orvell Title: CFO

PERFORMANT TECHNOLOGIES, INC. (formerly known as Vista Financial, Inc.) By: /s/ Hakan Orvell Name: Hakan Orvell Title: CFO

Signature Page to Consent and Reaffirmation –Amendment No. 4 to Credit Agreement

Exhibit B
Form of Compliance Certificate
Please refer to the Credit Agreement dated as of March 19, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among the undersigned ("Borrower"), the lenders party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as administrative agent ("Agent"). This certificate (this "Certificate"), together with supporting calculations attached hereto, is delivered to Agent and Lenders pursuant to the terms of the Credit Agreement. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.
[Enclosed herewith is a copy of the [annual audited/quarterly/monthly] report of Borrower as at ________________ (the "Computation Date"), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of Borrower as of the Computation Date and has been prepared in accordance with GAAP consistently applied.]
Borrower hereby certifies and warrants that the computations set forth on the schedule attached hereto correspond to the ratios contained in the Credit Agreement and such computations are true and correct as at the [Computation Date] [date hereof, after giving pro forma effect to the Acquisition (and related Loans) pursuant to which this certificate is delivered].
Borrower further certifies that no Event of Default or Default has occurred and is continuing as of the date hereof [except as described on the Schedule attached hereto].

PERFORMANT BUSINESS SERVICES, INC. (formerly known as DCS Business Services, Inc.) By: Title:

B-1

Schedule to Compliance Certificate
Dated as of _________________

A. Section 7.14.1 - Minimum Fixed Charge Coverage Ratio
1. Consolidated Net Income	$________
2. Plus: Losses from Dispositions, extraordinary items, discontinued operations, reappraisal, revaluation or write-down of assets interest expense and the Agent's fee
   income tax expense
   depreciation
   amortization
   charges for impairment of goodwill and
     other intangibles
   management fees and reimbursable expenses
   amortization of debt discounts and commissions
$________ $________ $________ $________ $________ $________ $________ $________
3. Plus: Transaction fees and expenses in connection with this agreement Non-cash expenses in connection with options, deferred compensation and stock options	$________ $________
Transaction Fees in connection with Permitted Acquisitions and Investments permitted under Sections 7.11(q) and 7.11(s)	$________
Transaction fees and expenses in connection with a successful Qualified IPO	$________
Transaction fees and expenses in connection with an unsuccessful Qualified IPO	$________
Costs and expenses related to Permitted Debt or equity issuances	$________
Non-cash expenses in the form of options granted to Borrower or Holdings and other non-cash expense with respect to deferred compensation and stock options	$________
severance expenses approved by the Agent	$________
business interruption insurance proceeds	$________
Non-cash adjustment to the valuation of earnout payments or other consideration relating to Investments permitted hereunder	$________

cash restructuring charges approved by the Agent in connection with Permitted Acquisitions and Investments permitted under Sections 7.11(q) and 7.11(s)	$________
non-cash restructuring charges from Permitted Acquisitions or Investments permitted under Sections 7.11(q) and 7.11(s)	$________
non-cash charges (or minus non-cash gains) relating to various accounting charges	$________
other extraordinary costs and expenses satisfactory to Agent	$________
non-cash adjustments relating to earn-outs and other investment consideration	$________
any Cure Amount contributed pursuant to Section 7.14.3 (solely for purpose of determining compliance with Section 7.14.1 and 7.14.2)	$________
the result of (a) the amount collected during such period from the Department of Education for services performed and invoiced, but for which revenue has not yet been recognized in Consolidated Net Income, minus (b) revenue from the Department of Education recognized in Consolidated Net Income during such period for which cash was received in a prior period and where revenue was not previously recognized, all subject to the review and reasonable approval of Agent
$________
CMS Settlement Addback up to $3,000,000 during term of Agreement	$_________
Fees, costs and expenses re Amendment No. 2	$_________
Fees, costs and expenses re Amendment No. 4	$_________
Permitted DOE Addbacks	$_________
4. Minus: Gains from Dispositions, extraordinary items, discontinued operations, reappraisal, revaluation or write-up of assets	$________

5. Total (EBITDA)	$________
6. Income taxes paid in cash (net of refunds) and tax distributions paid in cash	$________
7. other restricted payments made pursuant to Section 7.4 (other than restricted payments funded from an Increase Request, Additional Subordinated Debt or a Qualified IPO, and transaction expenses distributed pursuant to Section 7.4(iv))
$________
8. Unfinanced Capital Expenditures paid in cash	$________
9. Sum of (6), (7) and (8)	$________
10. Remainder of (5) minus (9)	$________
11. Interest Expense paid in cash	$________
12. Required payments of principal of Debt (including Term Loans but excluding Revolving Loans)	$________
13. Scheduled installments for the purchase of licenses of software paid in cash	$________
14. Sum of (11), (12) and (13)	$________
15. Ratio of (10) to (14)	___:1.00
B. Section 7.14.2 - Maximum Total Debt to [Adjusted] EBITDA Ratio
1. Total Debt	$________
2. [Adjusted] EBITDA
(from Item A(5) above[, plus Pro Forma EBITDA totaling $______ in the aggregate for all applicable Permitted Acquisitions in such period (comprising of Pro Forma Adjusted EBITDA in the following individual amounts with respect to the following individual Permitted Acquisitions (x) _______, $________, (y) _______, $________ and (z) _______, $________)])
$________
3. Ratio of (1) to (2)	____ to 1
4. Maximum allowed	____ to 1
C. Section 7.14.4 – Minimum Interest Coverage Ratio
1. EBITDA (from Item [__] above)	$________
2. Interest Expense paid in cash	$________
3. Ratio of (1) to (2)	____ to 1
4. Minimum required	____ to 1

D. Section 7.15.5 – Minimum EBITDA.
1. EBITDA (from Item [__] above)		$________
2. Minimum required		$20,000,000
E. Section 7.14.6 - Capital Expenditures
1. Capital Expenditures for the Fiscal Year	$________
2. Maximum Permitted Capital Expenditures	$8,000,000